Exhibit 99.1

News Release
Analysts and Media Contact:
Susan Giles (972) 855-3729

Atmos Energy Corporation Reports Earnings for the Fiscal 2015
Second Quarter and Six Months; Reaffirms Fiscal 2015 Guidance

DALLAS (May 6, 2015)—Atmos Energy Corporation (NYSE: ATO) today reported consolidated results for its fiscal 2015 second quarter and six months ended March 31, 2015.

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Fiscal 2015 second quarter consolidated net income, excluding net unrealized margins, was $138.5 million, or $1.36 per diluted share, compared with consolidated net income, excluding net unrealized margins, of $132.4 million, or $1.37 per diluted share in the prior-year quarter.

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Fiscal 2015 second quarter consolidated net income was $137.7 million, or $1.35 per diluted share, after including unrealized net losses of $(0.8) million, or $(0.01) per diluted share. Net income was $133.4 million, or $1.38 per diluted share in the prior-year quarter, after including unrealized net gains of $1.0 million, or $0.01 per diluted share.

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The company's Board of Directors has declared a quarterly dividend of 39 cents per common share. The indicated annual dividend for fiscal 2015 is $1.56, which represents a 5.4 percent increase over fiscal 2014.

For the six months ended March 31, 2015, consolidated net income was $235.3 million, or $2.31 per diluted share, compared with net income of $220.4 million, or $2.34 per diluted share for the same period last year. Results from nonregulated operations include noncash, unrealized net gains of $4.0 million, or $0.04 per diluted share for the six months ended March 31, 2015, compared with unrealized net gains of $7.4 million, or $0.08 per diluted share for the prior-year period. For the current six-month period, regulated operations contributed $223.0 million of net income, or $2.19 per diluted share, and nonregulated operations contributed net income of $12.3 million, or $0.12 per diluted share.

"Our financial performance reflects the results of infrastructure investments made to enhance the safety and reliability of our system, which is the foundation of our growth strategy," said Kim Cocklin, president and chief executive officer of Atmos Energy Corporation. “Our well executed regulatory strategy has produced predictable and stable earnings from our regulated operations. We remain on track to deliver our previously stated fiscal 2015 earnings guidance range of between $2.90 and $3.05 per diluted share,” Cocklin concluded.

Results for the Quarter Ended March 31, 2015
Regulated distribution gross profit increased $21.0 million to $406.2 million for the fiscal 2015 second quarter, compared with $385.2 million in the prior-year quarter. Gross profit reflects a net $26.1 million increase in rates, primarily in the Mid-Tex, Mississippi and West Texas Divisions. This increase was partially offset by a $5.9 million decline in weather-related consumption. Although weather was 15 percent colder than normal during the quarter, it was four percent warmer than the prior-year quarter, before adjusting for weather normalization mechanisms.
Regulated pipeline gross profit increased $18.1 million to $91.7 million for the quarter ended March 31, 2015, compared with $73.6 million for the same quarter last year. This increase is primarily the result of a $15.3 million increase in revenues from the Gas Reliability Infrastructure Program (GRIP) filings approved in 2014 and 2015.
Nonregulated gross profit decreased $14.7 million to $22.9 million for the fiscal 2015 second quarter, compared with $37.6 million for the prior-year quarter, as a result of an $11.7 million decrease in realized margins, combined with a $3.0 million decrease in unrealized margins. Realized margins decreased $16.8 million quarter over quarter, as less volatile market conditions created fewer opportunities to capture incremental gross profit compared to the prior-year quarter. In the prior-year quarter, market conditions were more volatile as a result of significantly colder than normal weather. These conditions created opportunities to accelerate physical withdrawals that had been planned for later in the fiscal year to capture incremental gross profit. Realized margins for gas delivery, storage and transportation services increased $5.1 million quarter over quarter, primarily due to a $0.06/Mcf increase in per-unit margins partially offset by a 12 percent decrease in consolidated sales volumes.
Consolidated operation and maintenance expense for the quarter ended March 31, 2015, was $133.5 million, compared with $124.7 million for the prior-year quarter. The $8.8 million increase resulted primarily from increased pipeline maintenance spending and increased legal expenses, partially offset by a reduction in employee-related costs.

Results for the Six Months Ended March 31, 2015

Regulated distribution gross profit increased $45.6 million to $730.0 million for the six months ended March 31, 2015, compared with $684.4 million in the prior-year quarter. Gross profit reflects a net $45.4 million period-over-period increase in rates, primarily in the Mid-Tex, West Texas and Kentucky/Mid-States Divisions. Additionally, gross profit increased $3.3 million from higher transportation revenues and $2.2 million from higher revenue-related taxes. Gross profit decreased $7.9 million from weather-related consumption. Although weather was 10 percent colder than normal during the six months ended March 31, 2015, it was eight percent warmer than the prior-year period, before adjusting for weather normalization mechanisms.

Regulated pipeline gross profit increased $30.3 million to $175.3 million for the six months ended March 31, 2015, compared with $145.0 million during the same period last year. This increase is primarily the result of a $27.8 million increase in revenues from the GRIP filings approved in 2014 and 2015.

Nonregulated gross profit decreased $17.3 million to $38.9 million for the six months ended March 31, 2015, compared with $56.2 million for the prior-year period, as a result of an $11.5 million decrease in realized margins, combined with a $5.8 million decrease in unrealized margins. Realized margins decreased $14.7 million due to significantly lower market volatility in the current period compared to the prior-year period, as discussed above. Realized margins for gas delivery, storage and transportation services increased $3.2 million period over period, primarily due to a $0.02/Mcf increase in per-unit margins partially offset by an eight percent decrease in consolidated sales volumes.

Consolidated operation and maintenance expense for the six months ended March 31, 2015, was $252.0 million, compared with $240.4 million for the prior-year period. The $11.6 million increase resulted primarily from increased pipeline maintenance spending and increased legal expenses, partially offset by a reduction in employee-related costs.

Capital expenditures increased to $441.6 million for the six months ended March 31, 2015, compared with $359.0 million in the prior-year period. The $82.6 million increase is largely due to a $45.2 million increase in spending in the regulated distribution segment, primarily reflecting the timing of spending combined with a planned increase in safety and reliability investment in fiscal 2015. Additionally, spending in the regulated pipeline segment increased $37.2 million in the current-year period primarily due to the enhancement and fortification of two storage fields to further ensure the reliability of gas service to the Mid-Tex Division.

For the six months ended March 31, 2015, the company generated operating cash flow of $540.8 million, a $49.9 million increase compared with the six months ended March 31, 2014. The increase primarily reflects the timing of gas cost recoveries under purchased gas cost mechanisms.

The debt capitalization ratio at March 31, 2015 was 46.1 percent, compared with 46.2 percent at September 30, 2014 and 44.0 percent at March 31, 2014. At March 31, 2015, there was $225.0 million of short-term debt outstanding, compared with $196.7 million at September 30, 2014 with no short-term debt outstanding at March 31, 2014.

Outlook

The leadership of Atmos Energy remains focused on enhancing system safety and reliability through infrastructure investment, while delivering shareholder value and consistent earnings growth. Atmos Energy continues to expect fiscal 2015 earnings to be in the range of $2.90 to $3.05 per diluted share, excluding unrealized margins. Capital expenditures for fiscal 2015 are expected to continue to range between $900 million and $1 billion.

Conference Call to be Webcast May 7, 2015

Atmos Energy will host a conference call with financial analysts to discuss the financial results for the fiscal 2015 second quarter on Thursday, May 7, 2015, at 10:00 a.m. Eastern. The telephone number is 877-485-3107 and the international telephone number is 201-689-8427. The conference call will be webcast live on the Atmos Energy website at www.atmosenergy.com. A playback of the call will be available on the website later that day. Kim Cocklin, president and chief executive officer and Bret Eckert, senior vice president and chief financial officer will participate in the conference call.

This news release should be read in conjunction with the attached unaudited financial information.

Forward-Looking Statements
The matters discussed in this news release may contain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements other than statements of historical fact included in this news release are forward-looking statements made in good faith by the company and are intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. When used in this news release or in any of the company’s other documents or oral presentations, the words “anticipate,” “believe,” “estimate,” “expect,” “forecast,” “goal,” “intend,” “objective,” “plan,” “projection,” “seek,” “strategy” or similar words are intended to identify forward-looking statements. Such forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those discussed in this news release, including the risks and uncertainties relating to regulatory trends and decisions, the company’s ability to continue to access the capital markets and the other factors discussed in the company’s reports filed with the Securities and Exchange Commission. These factors include the risks and uncertainties discussed in the company’s Annual Report on Form 10-K for the fiscal year ended September 30, 2014, and the company's Quarterly Report on Form 10-Q for the three and six months ended March 31, 2015. Although the company believes these forward-looking statements to be reasonable, there can be no assurance that they will approximate actual experience or that the expectations derived from them will be realized. The company undertakes no obligation to update or revise forward-looking statements, whether as a result of new information, future events or otherwise.

About Atmos Energy

Atmos Energy Corporation, headquartered in Dallas, is one of the country’s largest natural-gas-only distributors, serving over three million natural gas distribution customers in over 1,400 communities in eight states from the Blue Ridge Mountains in the East to the Rocky Mountains in the West. Atmos Energy also manages company-owned natural gas pipeline and storage assets, including one of the largest intrastate natural gas pipeline systems in Texas and provides natural gas marketing and procurement services to industrial, commercial and municipal customers primarily in the Midwest and Southeast. For more information, visit www.atmosenergy.com.

Atmos Energy Corporation
Financial Highlights (Unaudited)

Consolidated Statements of Income	Three Months Ended March 31
(000s except per share)	2015	2014
Gross Profit:
Regulated distribution segment	$406,235	$385,188
Regulated pipeline segment	91,730	73,615
Nonregulated segment	22,906	37,589
Intersegment eliminations	(133)	(115)
Gross profit	520,738	496,277
Operation and maintenance expense	133,460	124,675
Depreciation and amortization	68,022	61,307
Taxes, other than income	69,046	60,215
Total operating expenses	270,528	246,197
Operating income	250,210	250,080
Miscellaneous expense	(1,561)	(1,516)
Interest charges	27,447	31,601
Income before income taxes	221,202	216,963
Income tax expense	83,518	83,596
Net income	$137,684	$133,367
Basic net income per share	$1.35	$1.38
Diluted net income per share	$1.35	$1.38
Cash dividends per share	$0.39	$0.37
Weighted average shares outstanding:
Basic	101,746	96,174
Diluted	101,746	96,176

	Three Months Ended March 31
Summary Net Income (Loss) by Segment (000s)	2015	2014
Regulated distribution	$101,853	$88,743
Regulated pipeline	27,682	24,109
Nonregulated	8,955	19,518
Unrealized margins, net of tax	(806)	997
Consolidated net income	$137,684	$133,367

Atmos Energy Corporation
Financial Highlights, continued (Unaudited)

Consolidated Statements of Income	Six Months Ended March 31
(000s except per share)	2015	2014
Gross Profit:
Regulated distribution segment	$730,047	$684,359
Regulated pipeline segment	175,297	144,956
Nonregulated segment	38,945	56,155
Intersegment eliminations	(266)	(236)
Gross profit	944,023	885,234
Operation and maintenance expense	252,042	240,432
Depreciation and amortization	135,615	121,776
Taxes, other than income	118,431	102,226
Total operating expenses	506,088	464,434
Operating income	437,935	420,800
Miscellaneous expense	(3,268)	(3,648)
Interest charges	57,211	63,716
Income before income taxes	377,456	353,436
Income tax expense	142,177	133,053
Net income	$235,279	$220,383
Basic net income per share	$2.31	$2.34
Diluted net income per share	$2.31	$2.34
Cash dividends per share	$0.78	$0.74
Weighted average shares outstanding:
Basic	101,667	94,013
Diluted	101,667	94,015

	Six Months Ended March 31
Summary Net Income (Loss) by Segment (000s)	2015	2014
Regulated distribution	$173,240	$151,500
Regulated pipeline	49,717	43,555
Nonregulated	8,371	17,884
Unrealized margins, net of tax	3,951	7,444
Consolidated net income	$235,279	$220,383

Atmos Energy Corporation
Financial Highlights, continued (Unaudited)

Condensed Consolidated Balance Sheets	March 31,	September 30,
(000s)	2015	2014
Net property, plant and equipment	$7,026,078	$6,725,906
Cash and cash equivalents	95,525	42,258
Accounts receivable, net	511,830	343,400
Gas stored underground	143,154	278,917
Other current assets	67,128	111,265
Total current assets	817,637	775,840
Goodwill	742,029	742,029
Deferred charges and other assets	340,900	350,929
	$8,926,644	$8,594,704
Shareholders’ equity	$3,139,694	$3,086,232
Long-term debt	2,455,217	2,455,986
Total capitalization	5,594,911	5,542,218
Accounts payable and accrued liabilities	295,589	308,086
Other current liabilities	497,927	405,869
Short-term debt	224,986	196,695
Total current liabilities	1,018,502	910,650
Deferred income taxes	1,338,755	1,286,616
Deferred credits and other liabilities	974,476	855,220
	$8,926,644	$8,594,704

Atmos Energy Corporation
Financial Highlights, continued (Unaudited)

Condensed Consolidated Statements of Cash Flows	Six Months Ended March 31
(000s)	2015	2014
Cash flows from operating activities
Net income	$235,279	$220,383
Depreciation and amortization	135,615	121,776
Deferred income taxes	131,292	119,710
Other	10,898	11,187
Changes in assets and liabilities	27,764	17,925
Net cash provided by operating activities	540,848	490,981
Cash flows from investing activities
Capital expenditures	(441,644)	(359,009)
Other, net	(1,346)	(4,904)
Net cash used in investing activities	(442,990)	(363,913)
Cash flows from financing activities
Net increase (decrease) in short-term debt	21,839	(369,012)
Net proceeds from issuance of long-term debt	493,538	—
Settlement of interest rate agreements	13,364	—
Repayment of long-term debt	(500,000)	—
Cash dividends paid	(78,074)	(71,380)
Repurchase of equity awards	(7,985)	(6,317)
Net proceeds from equity offering	—	390,205
Issuance of common stock	12,727	(23)
Net cash used in financing activities	(44,591)	(56,527)
Net increase in cash and cash equivalents	53,267	70,541
Cash and cash equivalents at beginning of period	42,258	66,199
Cash and cash equivalents at end of period	$95,525	$136,740

	Three Months Ended March 31		Six Months Ended March 31
Statistics	2015	2014	2015	2014
Consolidated regulated distribution throughput (MMcf as metered)	183,014	191,487	306,448	321,972
Consolidated regulated pipeline volumes (MMcf)	126,371	115,830	247,005	234,604
Consolidated nonregulated delivered gas sales volumes (MMcf)	105,401	119,967	196,331	212,604
Regulated distribution meters in service	3,136,441	3,037,571	3,136,441	3,037,571
Regulated distribution average cost of gas	$5.08	$6.00	$5.44	$5.82
Nonregulated net physical position (Bcf)	17.0	1.9	17.0	1.9

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